UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13D

Under the Securities Exchange Act of 1934

(Amendment No. 2)

OFFICE DEPOT, INC.

(Name of Subject Company (Issuer))

Common Stock, par value $0.01 per share

(Title of Class of Securities)

676220106

(CUSIP Number)

Matthew Elston

Director, CIE Management II Ltd

PO Box 225

Heritage Hall, Le Marchant Street

St. Peter Port, Guernsey,

GY1 4HY Channel Islands

Tel: +44 (1481) 750304

(Name, Address and Telephone Number of Person Authorized to Receive Notices and Communications)

July 11, 2013

(Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this statement because of §§ 240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box.  ☐

*	The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

SCHEDULE 13D

CUSIP No. 676220106

1.	Name of Reporting Persons: LMBO EUROPE SAS
2.	Check the Appropriate Box if a Member of Group (See Instructions) (a) ☒ (b) ☐
3.	SEC Use Only:
4.	Source of Funds: OO
5.	Check Box if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e) ☐
6.	Citizenship or Place of Organization: France
Number of Shares Beneficially Owned By Each Reporting Person With:	7.	Sole Voting Power: 0
8.

Shared Voting Power:

40,677,350.00 shares of Common Stock issuable upon conversion of 137,298 shares of Issuer’s 10% Series A Redeemable Convertible Participating Perpetual Preferred Stock and 37,702 shares of Issuer’s 10% Series B Redeemable Conditional Convertible Participating Perpetual Preferred Stock

	9.	Sole Dispositive Power: 0
10.

Shared Dispositive Power:

40,677,350.00 shares of Common Stock issuable upon conversion of 137,298 shares of Issuer’s 10% Series A Redeemable Convertible Participating Perpetual Preferred Stock and 37,702 shares of Issuer’s 10% Series B Redeemable Conditional Convertible Participating Perpetual Preferred Stock

11.

Aggregate Amount Beneficially Owned by Each Reporting Person:

40,677,350.00 shares of Common Stock issuable upon conversion of 137,298 shares of Issuer’s 10% Series A Redeemable Convertible Participating Perpetual Preferred Stock and 37,702 shares of Issuer’s 10% Series B Redeemable Conditional Convertible Participating Perpetual Preferred Stock[1]

12.	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares ☐
13.	Percent of Class Represented by Amount in Row (11): 12.4%[1]
14.	Type of Reporting Person: OO2

[1]

See Items 5 and 6 of Schedule 13D and the Certificate of Designations for the Series A Preferred Stock (the “Series A CoD”) and the Certificate of Designations for the Series B Preferred Stock (the “Series B CoD”) filed as Exhibit 7.4 and Exhibit 7.5, respectively, to Schedule 13D and incorporated herein by reference.

[2]	LMBO Europe SAS is a société par actions simplifiée organized under the laws of France.

SCHEDULE 13D

CUSIP No. 676220106

1.	Name of Reporting Persons: CIE Management II Limited
2.	Check the Appropriate Box if a Member of Group (See Instructions) (a) ☒ (b) ☐
3.	SEC Use Only:
4.	Source of Funds: OO
5.	Check Box if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e) ☐
6.	Citizenship or Place of Organization: Guernsey, Channel Islands
Number of Shares Beneficially Owned By Each Reporting Person With:	7.	Sole Voting Power: 0
8.

Shared Voting Power:

40,677,350.00 shares of Common Stock issuable upon conversion of 137,298 shares of Issuer’s 10% Series A Redeemable Convertible Participating Perpetual Preferred Stock and 37,702 shares of Issuer’s 10% Series B Redeemable Conditional Convertible Participating Perpetual Preferred Stock

	9.	Sole Dispositive Power: 0
10.

Shared Dispositive Power:

40,677,350.00 shares of Common Stock issuable upon conversion of 137,298 shares of Issuer’s 10% Series A Redeemable Convertible Participating Perpetual Preferred Stock and 37,702 shares of Issuer’s 10% Series B Redeemable Conditional Convertible Participating Perpetual Preferred Stock

11.

Aggregate Amount Beneficially Owned by Each Reporting Person:

40,677,350.00 shares of Common Stock issuable upon conversion of 137,298 shares of Issuer’s 10% Series A Redeemable Convertible Participating Perpetual Preferred Stock and 37,702 shares of Issuer’s 10% Series B Redeemable Conditional Convertible Participating Perpetual Preferred Stock[1]

12.	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares ☐
13.	Percent of Class Represented by Amount in Row (11): 12.4%[1]
14.	Type of Reporting Person: CO2

[1]	See Items 5 and 6 of Schedule 13D and the Series A CoD and the Series B CoD filed as Exhibit 7.4 and Exhibit 7.5, respectively, to Schedule 13D and incorporated herein by reference.
[2]	CIE Management II Limited is a limited corporation organized under the laws of Guernsey.

SCHEDULE 13D

CUSIP No. 676220106

1.	Name of Reporting Persons: BC European Capital VIII-1
2.	Check the Appropriate Box if a Member of Group (See Instructions) (a) ☒ (b) ☐
3.	SEC Use Only:
4.	Source of Funds: OO
5.	Check Box if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e) ☐
6.	Citizenship or Place of Organization: United Kingdom
Number of Shares Beneficially Owned By Each Reporting Person With:	7.	Sole Voting Power: 0
8.

Shared Voting Power:

40,677,350.00 shares of Common Stock issuable upon conversion of 137,298 shares of Issuer’s 10% Series A Redeemable Convertible Participating Perpetual Preferred Stock and 37,702 shares of Issuer’s 10% Series B Redeemable Conditional Convertible Participating Perpetual Preferred Stock

	9.	Sole Dispositive Power: 0
10.

Shared Dispositive Power:

40,677,350.00 shares of Common Stock issuable upon conversion of 137,298 shares of Issuer’s 10% Series A Redeemable Convertible Participating Perpetual Preferred Stock and 37,702 shares of Issuer’s 10% Series B Redeemable Conditional Convertible Participating Perpetual Preferred Stock

11.

Aggregate Amount Beneficially Owned by Each Reporting Person:

40,677,350.00 shares of Common Stock issuable upon conversion of 137,298 shares of Issuer’s 10% Series A Redeemable Convertible Participating Perpetual Preferred Stock and 37,702 shares of Issuer’s 10% Series B Redeemable Conditional Convertible Participating Perpetual Preferred Stock[1]

12.	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares ☐
13.	Percent of Class Represented by Amount in Row (11): 12.4%[1]
14.	Type of Reporting Person: PN2

[1]	See Items 5 and 6 of Schedule 13D and the Series A CoD and the Series B CoD filed as Exhibit 7.4 and Exhibit 7.5, respectively, to Schedule 13D and incorporated herein by reference.
[2]	BC European Capital VIII-1 is a United Kingdom limited partnership.

SCHEDULE 13D

CUSIP No. 676220106

1.	Name of Reporting Persons: BC European Capital VIII-2
2.	Check the Appropriate Box if a Member of Group (See Instructions) (a) ☒ (b) ☐
3.	SEC Use Only:
4.	Source of Funds: OO
5.	Check Box if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e) ☐
6.	Citizenship or Place of Organization: United Kingdom
Number of Shares Beneficially Owned By Each Reporting Person With:	7.	Sole Voting Power: 0
8.

Shared Voting Power:

40,677,350.00 shares of Common Stock issuable upon conversion of 137,298 shares of Issuer’s 10% Series A Redeemable Convertible Participating Perpetual Preferred Stock and 37,702 shares of Issuer’s 10% Series B Redeemable Conditional Convertible Participating Perpetual Preferred Stock

	9.	Sole Dispositive Power: 0
10.

Shared Dispositive Power:

40,677,350.00 shares of Common Stock issuable upon conversion of 137,298 shares of Issuer’s 10% Series A Redeemable Convertible Participating Perpetual Preferred Stock and 37,702 shares of Issuer’s 10% Series B Redeemable Conditional Convertible Participating Perpetual Preferred Stock

11.

Aggregate Amount Beneficially Owned by Each Reporting Person:

40,677,350.00 shares of Common Stock issuable upon conversion of 137,298 shares of Issuer’s 10% Series A Redeemable Convertible Participating Perpetual Preferred Stock and 37,702 shares of Issuer’s 10% Series B Redeemable Conditional Convertible Participating Perpetual Preferred Stock[1]

12.	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares ☐
13.	Percent of Class Represented by Amount in Row (11): 12.4%[1]
14.	Type of Reporting Person: PN2

[1]	See Items 5 and 6 of Schedule 13D and the Series A CoD and the Series B CoD filed as Exhibit 7.4 and Exhibit 7.5, respectively, to Schedule 13D and incorporated herein by reference.
[2]	BC European Capital VIII-2 is a United Kingdom limited partnership.

SCHEDULE 13D

CUSIP No. 676220106

1.	Name of Reporting Persons: BC European Capital VIII-3
2.	Check the Appropriate Box if a Member of Group (See Instructions) (a) ☒ (b) ☐
3.	SEC Use Only:
4.	Source of Funds: OO
5.	Check Box if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e) ☐
6.	Citizenship or Place of Organization: United Kingdom
Number of Shares Beneficially Owned By Each Reporting Person With:	7.	Sole Voting Power: 0
8.

Shared Voting Power:

40,677,350.00 shares of Common Stock issuable upon conversion of 137,298 shares of Issuer’s 10% Series A Redeemable Convertible Participating Perpetual Preferred Stock and 37,702 shares of Issuer’s 10% Series B Redeemable Conditional Convertible Participating Perpetual Preferred Stock

	9.	Sole Dispositive Power: 0
10.

Shared Dispositive Power:

40,677,350.00 shares of Common Stock issuable upon conversion of 137,298 shares of Issuer’s 10% Series A Redeemable Convertible Participating Perpetual Preferred Stock and 37,702 shares of Issuer’s 10% Series B Redeemable Conditional Convertible Participating Perpetual Preferred Stock

11.

Aggregate Amount Beneficially Owned by Each Reporting Person:

40,677,350.00 shares of Common Stock issuable upon conversion of 137,298 shares of Issuer’s 10% Series A Redeemable Convertible Participating Perpetual Preferred Stock and 37,702 shares of Issuer’s 10% Series B Redeemable Conditional Convertible Participating Perpetual Preferred Stock[1]

12.	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares ☐
13.	Percent of Class Represented by Amount in Row (11): 12.4%[1]
14.	Type of Reporting Person: PN2

[1]	See Items 5 and 6 of Schedule 13D and the Series A CoD and the Series B CoD filed as Exhibit 7.4 and Exhibit 7.5, respectively, to Schedule 13D and incorporated herein by reference.
[2]	BC European Capital VIII-3 is a United Kingdom limited partnership.

SCHEDULE 13D

CUSIP No. 676220106

1.	Name of Reporting Persons: BC European Capital VIII-4
2.	Check the Appropriate Box if a Member of Group (See Instructions) (a) ☒ (b) ☐
3.	SEC Use Only:
4.	Source of Funds: OO
5.	Check Box if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e) ☐
6.	Citizenship or Place of Organization: United Kingdom
Number of Shares Beneficially Owned By Each Reporting Person With:	7.	Sole Voting Power: 0
8.

Shared Voting Power:

40,677,350.00 shares of Common Stock issuable upon conversion of 137,298 shares of Issuer’s 10% Series A Redeemable Convertible Participating Perpetual Preferred Stock and 37,702 shares of Issuer’s 10% Series B Redeemable Conditional Convertible Participating Perpetual Preferred Stock

	9.	Sole Dispositive Power: 0
10.

Shared Dispositive Power:

40,677,350.00 shares of Common Stock issuable upon conversion of 137,298 shares of Issuer’s 10% Series A Redeemable Convertible Participating Perpetual Preferred Stock and 37,702 shares of Issuer’s 10% Series B Redeemable Conditional Convertible Participating Perpetual Preferred Stock

11.

Aggregate Amount Beneficially Owned by Each Reporting Person:

40,677,350.00 shares of Common Stock issuable upon conversion of 137,298 shares of Issuer’s 10% Series A Redeemable Convertible Participating Perpetual Preferred Stock and 37,702 shares of Issuer’s 10% Series B Redeemable Conditional Convertible Participating Perpetual Preferred Stock[1]

12.	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares ☐
13.	Percent of Class Represented by Amount in Row (11): 12.4%[1]
14.	Type of Reporting Person: PN2

[1]	See Items 5 and 6 of Schedule 13D and the Series A CoD and the Series B CoD filed as Exhibit 7.4 and Exhibit 7.5, respectively, to Schedule 13D and incorporated herein by reference.
[2]	BC European Capital VIII-4 is a United Kingdom limited partnership.

SCHEDULE 13D

CUSIP No. 676220106

1.	Name of Reporting Persons: BC European Capital VIII-5
2.	Check the Appropriate Box if a Member of Group (See Instructions) (a) ☒ (b) ☐
3.	SEC Use Only:
4.	Source of Funds: OO
5.	Check Box if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e) ☐
6.	Citizenship or Place of Organization: United Kingdom
Number of Shares Beneficially Owned By Each Reporting Person With:	7.	Sole Voting Power: 0
8.

Shared Voting Power:

40,677,350.00 shares of Common Stock issuable upon conversion of 137,298 shares of Issuer’s 10% Series A Redeemable Convertible Participating Perpetual Preferred Stock and 37,702 shares of Issuer’s 10% Series B Redeemable Conditional Convertible Participating Perpetual Preferred Stock

	9.	Sole Dispositive Power: 0
10.

Shared Dispositive Power:

40,677,350.00 shares of Common Stock issuable upon conversion of 137,298 shares of Issuer’s 10% Series A Redeemable Convertible Participating Perpetual Preferred Stock and 37,702 shares of Issuer’s 10% Series B Redeemable Conditional Convertible Participating Perpetual Preferred Stock

11.

Aggregate Amount Beneficially Owned by Each Reporting Person:

40,677,350.00 shares of Common Stock issuable upon conversion of 137,298 shares of Issuer’s 10% Series A Redeemable Convertible Participating Perpetual Preferred Stock and 37,702 shares of Issuer’s 10% Series B Redeemable Conditional Convertible Participating Perpetual Preferred Stock[1]

12.	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares ☐
13.	Percent of Class Represented by Amount in Row (11): 12.4%[1]
14.	Type of Reporting Person: PN2

[1]	See Items 5 and 6 of Schedule 13D and the Series A CoD and the Series B CoD filed as Exhibit 7.4 and Exhibit 7.5, respectively, to Schedule 13D and incorporated herein by reference.
[2]	BC European Capital VIII-5 is a United Kingdom limited partnership.

SCHEDULE 13D

CUSIP No. 676220106

1.	Name of Reporting Persons: BC European Capital VIII-6
2.	Check the Appropriate Box if a Member of Group (See Instructions) (a) ☒ (b) ☐
3.	SEC Use Only:
4.	Source of Funds: OO
5.	Check Box if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e) ☐
6.	Citizenship or Place of Organization: United Kingdom
Number of Shares Beneficially Owned By Each Reporting Person With:	7.	Sole Voting Power: 0
8.

Shared Voting Power:

40,677,350.00 shares of Common Stock issuable upon conversion of 137,298 shares of Issuer’s 10% Series A Redeemable Convertible Participating Perpetual Preferred Stock and 37,702 shares of Issuer’s 10% Series B Redeemable Conditional Convertible Participating Perpetual Preferred Stock

	9.	Sole Dispositive Power: 0
10.

Shared Dispositive Power:

40,677,350.00 shares of Common Stock issuable upon conversion of 137,298 shares of Issuer’s 10% Series A Redeemable Convertible Participating Perpetual Preferred Stock and 37,702 shares of Issuer’s 10% Series B Redeemable Conditional Convertible Participating Perpetual Preferred Stock

11.

Aggregate Amount Beneficially Owned by Each Reporting Person:

40,677,350.00 shares of Common Stock issuable upon conversion of 137,298 shares of Issuer’s 10% Series A Redeemable Convertible Participating Perpetual Preferred Stock and 37,702 shares of Issuer’s 10% Series B Redeemable Conditional Convertible Participating Perpetual Preferred Stock[1]

12.	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares ☐
13.	Percent of Class Represented by Amount in Row (11): 12.4%[1]
14.	Type of Reporting Person: PN2

[1]	See Items 5 and 6 of Schedule 13D and the Series A CoD and the Series B CoD filed as Exhibit 7.4 and Exhibit 7.5, respectively, to Schedule 13D and incorporated herein by reference.
[2]	BC European Capital VIII-6 is a United Kingdom limited partnership.

SCHEDULE 13D

CUSIP No. 676220106

1.	Name of Reporting Persons: BC European Capital VIII-7
2.	Check the Appropriate Box if a Member of Group (See Instructions) (a) ☒ (b) ☐
3.	SEC Use Only:
4.	Source of Funds: OO
5.	Check Box if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e) ☐
6.	Citizenship or Place of Organization: United Kingdom
Number of Shares Beneficially Owned By Each Reporting Person With:	7.	Sole Voting Power: 0
8.

Shared Voting Power:

40,677,350.00 shares of Common Stock issuable upon conversion of 137,298 shares of Issuer’s 10% Series A Redeemable Convertible Participating Perpetual Preferred Stock and 37,702 shares of Issuer’s 10% Series B Redeemable Conditional Convertible Participating Perpetual Preferred Stock

	9.	Sole Dispositive Power: 0
10.

Shared Dispositive Power:

40,677,350.00 shares of Common Stock issuable upon conversion of 137,298 shares of Issuer’s 10% Series A Redeemable Convertible Participating Perpetual Preferred Stock and 37,702 shares of Issuer’s 10% Series B Redeemable Conditional Convertible Participating Perpetual Preferred Stock

11.

Aggregate Amount Beneficially Owned by Each Reporting Person:

40,677,350.00 shares of Common Stock issuable upon conversion of 137,298 shares of Issuer’s 10% Series A Redeemable Convertible Participating Perpetual Preferred Stock and 37,702 shares of Issuer’s 10% Series B Redeemable Conditional Convertible Participating Perpetual Preferred Stock[1]

12.	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares ☐
13.	Percent of Class Represented by Amount in Row (11): 12.4%[1]
14.	Type of Reporting Person: PN2

[1]	See Items 5 and 6 of Schedule 13D and the Series A CoD and the Series B CoD filed as Exhibit 7.4 and Exhibit 7.5, respectively, to Schedule 13D and incorporated herein by reference.
[2]	BC European Capital VIII-7 is a United Kingdom limited partnership.

SCHEDULE 13D

CUSIP No. 676220106

1.	Name of Reporting Persons: BC European Capital VIII-8
2.	Check the Appropriate Box if a Member of Group (See Instructions) (a) ☒ (b) ☐
3.	SEC Use Only:
4.	Source of Funds: OO
5.	Check Box if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e) ☐
6.	Citizenship or Place of Organization: United Kingdom
Number of Shares Beneficially Owned By Each Reporting Person With:	7.	Sole Voting Power: 0
8.

Shared Voting Power:

40,677,350.00 shares of Common Stock issuable upon conversion of 137,298 shares of Issuer’s 10% Series A Redeemable Convertible Participating Perpetual Preferred Stock and 37,702 shares of Issuer’s 10% Series B Redeemable Conditional Convertible Participating Perpetual Preferred Stock

	9.	Sole Dispositive Power: 0
10.

Shared Dispositive Power:

40,677,350.00 shares of Common Stock issuable upon conversion of 137,298 shares of Issuer’s 10% Series A Redeemable Convertible Participating Perpetual Preferred Stock and 37,702 shares of Issuer’s 10% Series B Redeemable Conditional Convertible Participating Perpetual Preferred Stock

11.

Aggregate Amount Beneficially Owned by Each Reporting Person:

40,677,350.00 shares of Common Stock issuable upon conversion of 137,298 shares of Issuer’s 10% Series A Redeemable Convertible Participating Perpetual Preferred Stock and 37,702 shares of Issuer’s 10% Series B Redeemable Conditional Convertible Participating Perpetual Preferred Stock[1]

12.	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares ☐
13.	Percent of Class Represented by Amount in Row (11): 12.4%[1]
14.	Type of Reporting Person: PN2

[1]	See Items 5 and 6 of Schedule 13D and the Series A CoD and the Series B CoD filed as Exhibit 7.4 and Exhibit 7.5, respectively, to Schedule 13D and incorporated herein by reference.
[2]	BC European Capital VIII-8 is a United Kingdom limited partnership.

SCHEDULE 13D

CUSIP No. 676220106

1.	Name of Reporting Persons: BC European Capital VIII-9
2.	Check the Appropriate Box if a Member of Group (See Instructions) (a) ☒ (b) ☐
3.	SEC Use Only:
4.	Source of Funds: OO
5.	Check Box if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e) ☐
6.	Citizenship or Place of Organization: United Kingdom
Number of Shares Beneficially Owned By Each Reporting Person With:	7.	Sole Voting Power: 0
8.

Shared Voting Power:

40,677,350.00 shares of Common Stock issuable upon conversion of 137,298 shares of Issuer’s 10% Series A Redeemable Convertible Participating Perpetual Preferred Stock and 37,702 shares of Issuer’s 10% Series B Redeemable Conditional Convertible Participating Perpetual Preferred Stock

	9.	Sole Dispositive Power: 0
10.

Shared Dispositive Power:

40,677,350.00 shares of Common Stock issuable upon conversion of 137,298 shares of Issuer’s 10% Series A Redeemable Convertible Participating Perpetual Preferred Stock and 37,702 shares of Issuer’s 10% Series B Redeemable Conditional Convertible Participating Perpetual Preferred Stock

11.

Aggregate Amount Beneficially Owned by Each Reporting Person:

40,677,350.00 shares of Common Stock issuable upon conversion of 137,298 shares of Issuer’s 10% Series A Redeemable Convertible Participating Perpetual Preferred Stock and 37,702 shares of Issuer’s 10% Series B Redeemable Conditional Convertible Participating Perpetual Preferred Stock[1]

12.	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares ☐
13.	Percent of Class Represented by Amount in Row (11): 12.4%[1]
14.	Type of Reporting Person: PN2

[1]	See Items 5 and 6 of Schedule 13D and the Series A CoD and the Series B CoD filed as Exhibit 7.4 and Exhibit 7.5, respectively, to Schedule 13D and incorporated herein by reference.
[2]	BC European Capital VIII-9 is a United Kingdom limited partnership.

SCHEDULE 13D

CUSIP No. 676220106

1.	Name of Reporting Persons: BC European Capital VIII-10
2.	Check the Appropriate Box if a Member of Group (See Instructions) (a) ☒ (b) ☐
3.	SEC Use Only:
4.	Source of Funds: OO
5.	Check Box if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e) ☐
6.	Citizenship or Place of Organization: United Kingdom
Number of Shares Beneficially Owned By Each Reporting Person With:	7.	Sole Voting Power: 0
8.

Shared Voting Power:

40,677,350.00 shares of Common Stock issuable upon conversion of 137,298 shares of Issuer’s 10% Series A Redeemable Convertible Participating Perpetual Preferred Stock and 37,702 shares of Issuer’s 10% Series B Redeemable Conditional Convertible Participating Perpetual Preferred Stock

	9.	Sole Dispositive Power: 0
10.

Shared Dispositive Power:

40,677,350.00 shares of Common Stock issuable upon conversion of 137,298 shares of Issuer’s 10% Series A Redeemable Convertible Participating Perpetual Preferred Stock and 37,702 shares of Issuer’s 10% Series B Redeemable Conditional Convertible Participating Perpetual Preferred Stock

11.

Aggregate Amount Beneficially Owned by Each Reporting Person:

40,677,350.00 shares of Common Stock issuable upon conversion of 137,298 shares of Issuer’s 10% Series A Redeemable Convertible Participating Perpetual Preferred Stock and 37,702 shares of Issuer’s 10% Series B Redeemable Conditional Convertible Participating Perpetual Preferred Stock[1]

12.	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares ☐
13.	Percent of Class Represented by Amount in Row (11): 12.4%[1]
14.	Type of Reporting Person: PN2

[1]	See Items 5 and 6 of Schedule 13D and the Series A CoD and the Series B CoD filed as Exhibit 7.4 and Exhibit 7.5, respectively, to Schedule 13D and incorporated herein by reference.
[2]	BC European Capital VIII-10 is a United Kingdom limited partnership.

SCHEDULE 13D

CUSIP No. 676220106

1.	Name of Reporting Persons: BC European Capital VIII-11
2.	Check the Appropriate Box if a Member of Group (See Instructions) (a) ☒ (b) ☐
3.	SEC Use Only:
4.	Source of Funds: OO
5.	Check Box if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e) ☐
6.	Citizenship or Place of Organization: United Kingdom
Number of Shares Beneficially Owned By Each Reporting Person With:	7.	Sole Voting Power: 0
8.

Shared Voting Power:

40,677,350.00 shares of Common Stock issuable upon conversion of 137,298 shares of Issuer’s 10% Series A Redeemable Convertible Participating Perpetual Preferred Stock and 37,702 shares of Issuer’s 10% Series B Redeemable Conditional Convertible Participating Perpetual Preferred Stock

	9.	Sole Dispositive Power: 0
10.

Shared Dispositive Power:

40,677,350.00 shares of Common Stock issuable upon conversion of 137,298 shares of Issuer’s 10% Series A Redeemable Convertible Participating Perpetual Preferred Stock and 37,702 shares of Issuer’s 10% Series B Redeemable Conditional Convertible Participating Perpetual Preferred Stock

11.

Aggregate Amount Beneficially Owned by Each Reporting Person:

40,677,350.00 shares of Common Stock issuable upon conversion of 137,298 shares of Issuer’s 10% Series A Redeemable Convertible Participating Perpetual Preferred Stock and 37,702 shares of Issuer’s 10% Series B Redeemable Conditional Convertible Participating Perpetual Preferred Stock[1]

12.	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares ☐
13.	Percent of Class Represented by Amount in Row (11): 12.4%[1]
14.	Type of Reporting Person: PN2

[1]	See Items 5 and 6 of Schedule 13D and the Series A CoD and the Series B CoD filed as Exhibit 7.4 and Exhibit 7.5, respectively, to Schedule 13D and incorporated herein by reference.
[2]	BC European Capital VIII-11 is a United Kingdom limited partnership.

SCHEDULE 13D

CUSIP No. 676220106

1.	Name of Reporting Persons: BC European Capital VIII-12
2.	Check the Appropriate Box if a Member of Group (See Instructions) (a) ☒ (b) ☐
3.	SEC Use Only:
4.	Source of Funds: OO
5.	Check Box if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e) ☐
6.	Citizenship or Place of Organization: United Kingdom
Number of Shares Beneficially Owned By Each Reporting Person With:	7.	Sole Voting Power: 0
8.

Shared Voting Power:

40,677,350.00 shares of Common Stock issuable upon conversion of 137,298 shares of Issuer’s 10% Series A Redeemable Convertible Participating Perpetual Preferred Stock and 37,702 shares of Issuer’s 10% Series B Redeemable Conditional Convertible Participating Perpetual Preferred Stock

	9.	Sole Dispositive Power: 0
10.

Shared Dispositive Power:

40,677,350.00 shares of Common Stock issuable upon conversion of 137,298 shares of Issuer’s 10% Series A Redeemable Convertible Participating Perpetual Preferred Stock and 37,702 shares of Issuer’s 10% Series B Redeemable Conditional Convertible Participating Perpetual Preferred Stock

11.

Aggregate Amount Beneficially Owned by Each Reporting Person:

40,677,350.00 shares of Common Stock issuable upon conversion of 137,298 shares of Issuer’s 10% Series A Redeemable Convertible Participating Perpetual Preferred Stock and 37,702 shares of Issuer’s 10% Series B Redeemable Conditional Convertible Participating Perpetual Preferred Stock[1]

12.	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares ☐
13.	Percent of Class Represented by Amount in Row (11): 12.4%[1]
14.	Type of Reporting Person: PN2

[1]	See Items 5 and 6 of Schedule 13D and the Series A CoD and the Series B CoD filed as Exhibit 7.4 and Exhibit 7.5, respectively, to Schedule 13D and incorporated herein by reference.
[2]	BC European Capital VIII-12 is a United Kingdom limited partnership.

SCHEDULE 13D

CUSIP No. 676220106

1.	Name of Reporting Persons: BC European Capital VIII-14
2.	Check the Appropriate Box if a Member of Group (See Instructions) (a) ☒ (b) ☐
3.	SEC Use Only:
4.	Source of Funds: OO
5.	Check Box if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e) ☐
6.	Citizenship or Place of Organization: United Kingdom
Number of Shares Beneficially Owned By Each Reporting Person With:	7.	Sole Voting Power: 0
8.

Shared Voting Power:

40,677,350.00 shares of Common Stock issuable upon conversion of 137,298 shares of Issuer’s 10% Series A Redeemable Convertible Participating Perpetual Preferred Stock and 37,702 shares of Issuer’s 10% Series B Redeemable Conditional Convertible Participating Perpetual Preferred Stock

	9.	Sole Dispositive Power: 0
10.

Shared Dispositive Power:

40,677,350.00 shares of Common Stock issuable upon conversion of 137,298 shares of Issuer’s 10% Series A Redeemable Convertible Participating Perpetual Preferred Stock and 37,702 shares of Issuer’s 10% Series B Redeemable Conditional Convertible Participating Perpetual Preferred Stock

11.

Aggregate Amount Beneficially Owned by Each Reporting Person:

40,677,350.00 shares of Common Stock issuable upon conversion of 137,298 shares of Issuer’s 10% Series A Redeemable Convertible Participating Perpetual Preferred Stock and 37,702 shares of Issuer’s 10% Series B Redeemable Conditional Convertible Participating Perpetual Preferred Stock[1]

12.	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares ☐
13.	Percent of Class Represented by Amount in Row (11): 12.4%[1]
14.	Type of Reporting Person: PN2

[1]	See Items 5 and 6 of Schedule 13D and the Series A CoD and the Series B CoD filed as Exhibit 7.4 and Exhibit 7.5, respectively, to Schedule 13D and incorporated herein by reference.
[2]	BC European Capital VIII-14 is a United Kingdom limited partnership.

SCHEDULE 13D

CUSIP No. 676220106

1.	Name of Reporting Persons: BC European Capital VIII-15
2.	Check the Appropriate Box if a Member of Group (See Instructions) (a) ☒ (b) ☐
3.	SEC Use Only:
4.	Source of Funds: OO
5.	Check Box if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e) ☐
6.	Citizenship or Place of Organization: United Kingdom
Number of Shares Beneficially Owned By Each Reporting Person With:	7.	Sole Voting Power: 0
8.

Shared Voting Power:

40,677,350.00 shares of Common Stock issuable upon conversion of 137,298 shares of Issuer’s 10% Series A Redeemable Convertible Participating Perpetual Preferred Stock and 37,702 shares of Issuer’s 10% Series B Redeemable Conditional Convertible Participating Perpetual Preferred Stock

	9.	Sole Dispositive Power: 0
10.

Shared Dispositive Power:

40,677,350.00 shares of Common Stock issuable upon conversion of 137,298 shares of Issuer’s 10% Series A Redeemable Convertible Participating Perpetual Preferred Stock and 37,702 shares of Issuer’s 10% Series B Redeemable Conditional Convertible Participating Perpetual Preferred Stock

11.

Aggregate Amount Beneficially Owned by Each Reporting Person:

40,677,350.00 shares of Common Stock issuable upon conversion of 137,298 shares of Issuer’s 10% Series A Redeemable Convertible Participating Perpetual Preferred Stock and 37,702 shares of Issuer’s 10% Series B Redeemable Conditional Convertible Participating Perpetual Preferred Stock[1]

12.	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares ☐
13.	Percent of Class Represented by Amount in Row (11): 12.4%[1]
14.	Type of Reporting Person: PN2

[1]	See Items 5 and 6 of Schedule 13D and the Series A CoD and the Series B CoD filed as Exhibit 7.4 and Exhibit 7.5, respectively, to Schedule 13D and incorporated herein by reference.
[2]	BC European Capital VIII-15 is a United Kingdom limited partnership.

SCHEDULE 13D

CUSIP No. 676220106

1.	Name of Reporting Persons: BC European Capital VIII-16
2.	Check the Appropriate Box if a Member of Group (See Instructions) (a) ☒ (b) ☐
3.	SEC Use Only:
4.	Source of Funds: OO
5.	Check Box if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e) ☐
6.	Citizenship or Place of Organization: United Kingdom
Number of Shares Beneficially Owned By Each Reporting Person With:	7.	Sole Voting Power: 0
8.

Shared Voting Power:

40,677,350.00 shares of Common Stock issuable upon conversion of 137,298 shares of Issuer’s 10% Series A Redeemable Convertible Participating Perpetual Preferred Stock and 37,702 shares of Issuer’s 10% Series B Redeemable Conditional Convertible Participating Perpetual Preferred Stock

	9.	Sole Dispositive Power: 0
10.

Shared Dispositive Power:

40,677,350.00 shares of Common Stock issuable upon conversion of 137,298 shares of Issuer’s 10% Series A Redeemable Convertible Participating Perpetual Preferred Stock and 37,702 shares of Issuer’s 10% Series B Redeemable Conditional Convertible Participating Perpetual Preferred Stock

11.

Aggregate Amount Beneficially Owned by Each Reporting Person:

40,677,350.00 shares of Common Stock issuable upon conversion of 137,298 shares of Issuer’s 10% Series A Redeemable Convertible Participating Perpetual Preferred Stock and 37,702 shares of Issuer’s 10% Series B Redeemable Conditional Convertible Participating Perpetual Preferred Stock[1]

12.	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares ☐
13.	Percent of Class Represented by Amount in Row (11): 12.4%[1]
14.	Type of Reporting Person: PN2

[1]	See Items 5 and 6 of Schedule 13D and the Series A CoD and the Series B CoD filed as Exhibit 7.4 and Exhibit 7.5, respectively, to Schedule 13D and incorporated herein by reference.
[2]	BC European Capital VIII-16 is a United Kingdom limited partnership.

SCHEDULE 13D

CUSIP No. 676220106

1.	Name of Reporting Persons: BC European Capital VIII-17
2.	Check the Appropriate Box if a Member of Group (See Instructions) (a) ☒ (b) ☐
3.	SEC Use Only:
4.	Source of Funds: OO
5.	Check Box if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e) ☐
6.	Citizenship or Place of Organization: United Kingdom
Number of Shares Beneficially Owned By Each Reporting Person With:	7.	Sole Voting Power: 0
8.

Shared Voting Power:

40,677,350.00 shares of Common Stock issuable upon conversion of 137,298 shares of Issuer’s 10% Series A Redeemable Convertible Participating Perpetual Preferred Stock and 37,702 shares of Issuer’s 10% Series B Redeemable Conditional Convertible Participating Perpetual Preferred Stock

	9.	Sole Dispositive Power: 0
10.

Shared Dispositive Power:

40,677,350.00 shares of Common Stock issuable upon conversion of 137,298 shares of Issuer’s 10% Series A Redeemable Convertible Participating Perpetual Preferred Stock and 37,702 shares of Issuer’s 10% Series B Redeemable Conditional Convertible Participating Perpetual Preferred Stock

11.

Aggregate Amount Beneficially Owned by Each Reporting Person:

40,677,350.00 shares of Common Stock issuable upon conversion of 137,298 shares of Issuer’s 10% Series A Redeemable Convertible Participating Perpetual Preferred Stock and 37,702 shares of Issuer’s 10% Series B Redeemable Conditional Convertible Participating Perpetual Preferred Stock[1]

12.	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares ☐
13.	Percent of Class Represented by Amount in Row (11): 12.4%[1]
14.	Type of Reporting Person: PN2

[1]	See Items 5 and 6 of Schedule 13D and the Series A CoD and the Series B CoD filed as Exhibit 7.4 and Exhibit 7.5, respectively, to Schedule 13D and incorporated herein by reference.
[2]	BC European Capital VIII-17 is a United Kingdom limited partnership.

SCHEDULE 13D

CUSIP No. 676220106

1.	Name of Reporting Persons: BC European Capital VIII-18
2.	Check the Appropriate Box if a Member of Group (See Instructions) (a) ☒ (b) ☐
3.	SEC Use Only:
4.	Source of Funds: OO
5.	Check Box if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e) ☐
6.	Citizenship or Place of Organization: United Kingdom
Number of Shares Beneficially Owned By Each Reporting Person With:	7.	Sole Voting Power: 0
8.

Shared Voting Power:

40,677,350.00 shares of Common Stock issuable upon conversion of 137,298 shares of Issuer’s 10% Series A Redeemable Convertible Participating Perpetual Preferred Stock and 37,702 shares of Issuer’s 10% Series B Redeemable Conditional Convertible Participating Perpetual Preferred Stock

	9.	Sole Dispositive Power: 0
10.

Shared Dispositive Power:

40,677,350.00 shares of Common Stock issuable upon conversion of 137,298 shares of Issuer’s 10% Series A Redeemable Convertible Participating Perpetual Preferred Stock and 37,702 shares of Issuer’s 10% Series B Redeemable Conditional Convertible Participating Perpetual Preferred Stock

11.

Aggregate Amount Beneficially Owned by Each Reporting Person:

40,677,350.00 shares of Common Stock issuable upon conversion of 137,298 shares of Issuer’s 10% Series A Redeemable Convertible Participating Perpetual Preferred Stock and 37,702 shares of Issuer’s 10% Series B Redeemable Conditional Convertible Participating Perpetual Preferred Stock[1]

12.	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares ☐
13.	Percent of Class Represented by Amount in Row (11): 12.4%[1]
14.	Type of Reporting Person: PN2

[1]	See Items 5 and 6 of Schedule 13D and the Series A CoD and the Series B CoD filed as Exhibit 7.4 and Exhibit 7.5, respectively, to Schedule 13D and incorporated herein by reference.
[2]	BC European Capital VIII-18 is a United Kingdom limited partnership.

SCHEDULE 13D

CUSIP No. 676220106

1.	Name of Reporting Persons: BC European Capital VIII-19
2.	Check the Appropriate Box if a Member of Group (See Instructions) (a) ☒ (b) ☐
3.	SEC Use Only:
4.	Source of Funds: OO
5.	Check Box if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e) ☐
6.	Citizenship or Place of Organization: United Kingdom
Number of Shares Beneficially Owned By Each Reporting Person With:	7.	Sole Voting Power: 0
8.

Shared Voting Power:

40,677,350.00 shares of Common Stock issuable upon conversion of 137,298 shares of Issuer’s 10% Series A Redeemable Convertible Participating Perpetual Preferred Stock and 37,702 shares of Issuer’s 10% Series B Redeemable Conditional Convertible Participating Perpetual Preferred Stock

	9.	Sole Dispositive Power: 0
10.

Shared Dispositive Power:

40,677,350.00 shares of Common Stock issuable upon conversion of 137,298 shares of Issuer’s 10% Series A Redeemable Convertible Participating Perpetual Preferred Stock and 37,702 shares of Issuer’s 10% Series B Redeemable Conditional Convertible Participating Perpetual Preferred Stock

11.

Aggregate Amount Beneficially Owned by Each Reporting Person:

40,677,350.00 shares of Common Stock issuable upon conversion of 137,298 shares of Issuer’s 10% Series A Redeemable Convertible Participating Perpetual Preferred Stock and 37,702 shares of Issuer’s 10% Series B Redeemable Conditional Convertible Participating Perpetual Preferred Stock[1]

12.	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares ☐
13.	Percent of Class Represented by Amount in Row (11): 12.4%[1]
14.	Type of Reporting Person: PN2

[1]	See Items 5 and 6 of Schedule 13D and the Series A CoD and the Series B CoD filed as Exhibit 7.4 and Exhibit 7.5, respectively, to Schedule 13D and incorporated herein by reference.
[2]	BC European Capital VIII-19 is a United Kingdom limited partnership.

SCHEDULE 13D

CUSIP No. 676220106

1.	Name of Reporting Persons: BC European Capital VIII-20
2.	Check the Appropriate Box if a Member of Group (See Instructions) (a) ☒ (b) ☐
3.	SEC Use Only:
4.	Source of Funds: OO
5.	Check Box if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e) ☐
6.	Citizenship or Place of Organization: United Kingdom
Number of Shares Beneficially Owned By Each Reporting Person With:	7.	Sole Voting Power: 0
8.

Shared Voting Power:

40,677,350.00 shares of Common Stock issuable upon conversion of 137,298 shares of Issuer’s 10% Series A Redeemable Convertible Participating Perpetual Preferred Stock and 37,702 shares of Issuer’s 10% Series B Redeemable Conditional Convertible Participating Perpetual Preferred Stock

	9.	Sole Dispositive Power: 0
10.

Shared Dispositive Power:

40,677,350.00 shares of Common Stock issuable upon conversion of 137,298 shares of Issuer’s 10% Series A Redeemable Convertible Participating Perpetual Preferred Stock and 37,702 shares of Issuer’s 10% Series B Redeemable Conditional Convertible Participating Perpetual Preferred Stock

11.

Aggregate Amount Beneficially Owned by Each Reporting Person:

40,677,350.00 shares of Common Stock issuable upon conversion of 137,298 shares of Issuer’s 10% Series A Redeemable Convertible Participating Perpetual Preferred Stock and 37,702 shares of Issuer’s 10% Series B Redeemable Conditional Convertible Participating Perpetual Preferred Stock[1]

12.	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares ☐
13.	Percent of Class Represented by Amount in Row (11): 12.4%[1]
14.	Type of Reporting Person: PN2

[1]	See Items 5 and 6 of Schedule 13D and the Series A CoD and the Series B CoD filed as Exhibit 7.4 and Exhibit 7.5, respectively, to Schedule 13D and incorporated herein by reference.
[2]	BC European Capital VIII-20 is a United Kingdom limited partnership.

SCHEDULE 13D

CUSIP No. 676220106

1.	Name of Reporting Persons: BC European Capital VIII-21
2.	Check the Appropriate Box if a Member of Group (See Instructions) (a) ☒ (b) ☐
3.	SEC Use Only:
4.	Source of Funds: OO
5.	Check Box if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e) ☐
6.	Citizenship or Place of Organization: United Kingdom
Number of Shares Beneficially Owned By Each Reporting Person With:	7.	Sole Voting Power: 0
8.

Shared Voting Power:

40,677,350.00 shares of Common Stock issuable upon conversion of 137,298 shares of Issuer’s 10% Series A Redeemable Convertible Participating Perpetual Preferred Stock and 37,702 shares of Issuer’s 10% Series B Redeemable Conditional Convertible Participating Perpetual Preferred Stock

	9.	Sole Dispositive Power: 0
10.

Shared Dispositive Power:

40,677,350.00 shares of Common Stock issuable upon conversion of 137,298 shares of Issuer’s 10% Series A Redeemable Convertible Participating Perpetual Preferred Stock and 37,702 shares of Issuer’s 10% Series B Redeemable Conditional Convertible Participating Perpetual Preferred Stock

11.

Aggregate Amount Beneficially Owned by Each Reporting Person:

40,677,350.00 shares of Common Stock issuable upon conversion of 137,298 shares of Issuer’s 10% Series A Redeemable Convertible Participating Perpetual Preferred Stock and 37,702 shares of Issuer’s 10% Series B Redeemable Conditional Convertible Participating Perpetual Preferred Stock[1]

12.	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares ☐
13.	Percent of Class Represented by Amount in Row (11): 12.4%[1]
14.	Type of Reporting Person: PN2

[1]	See Items 5 and 6 of Schedule 13D and the Series A CoD and the Series B CoD filed as Exhibit 7.4 and Exhibit 7.5, respectively, to Schedule 13D and incorporated herein by reference.
[2]	BC European Capital VIII-21 is a United Kingdom limited partnership.

SCHEDULE 13D

CUSIP No. 676220106

1.	Name of Reporting Persons: BC European Capital VIII-22
2.	Check the Appropriate Box if a Member of Group (See Instructions) (a) ☒ (b) ☐
3.	SEC Use Only:
4.	Source of Funds: OO
5.	Check Box if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e) ☐
6.	Citizenship or Place of Organization: United Kingdom
Number of Shares Beneficially Owned By Each Reporting Person With:	7.	Sole Voting Power: 0
8.

Shared Voting Power:

40,677,350.00 shares of Common Stock issuable upon conversion of 137,298 shares of Issuer’s 10% Series A Redeemable Convertible Participating Perpetual Preferred Stock and 37,702 shares of Issuer’s 10% Series B Redeemable Conditional Convertible Participating Perpetual Preferred Stock

	9.	Sole Dispositive Power: 0
10.

Shared Dispositive Power:

40,677,350.00 shares of Common Stock issuable upon conversion of 137,298 shares of Issuer’s 10% Series A Redeemable Convertible Participating Perpetual Preferred Stock and 37,702 shares of Issuer’s 10% Series B Redeemable Conditional Convertible Participating Perpetual Preferred Stock

11.

Aggregate Amount Beneficially Owned by Each Reporting Person:

40,677,350.00 shares of Common Stock issuable upon conversion of 137,298 shares of Issuer’s 10% Series A Redeemable Convertible Participating Perpetual Preferred Stock and 37,702 shares of Issuer’s 10% Series B Redeemable Conditional Convertible Participating Perpetual Preferred Stock[1]

12.	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares ☐
13.	Percent of Class Represented by Amount in Row (11): 12.4%[1]
14.	Type of Reporting Person: PN2

[1]	See Items 5 and 6 of Schedule 13D and the Series A CoD and the Series B CoD filed as Exhibit 7.4 and Exhibit 7.5, respectively, to Schedule 13D and incorporated herein by reference.
[2]	BC European Capital VIII-22 is a United Kingdom limited partnership.

SCHEDULE 13D

CUSIP No. 676220106

1.	Name of Reporting Persons: BC European Capital VIII-23
2.	Check the Appropriate Box if a Member of Group (See Instructions) (a) ☒ (b) ☐
3.	SEC Use Only:
4.	Source of Funds: OO
5.	Check Box if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e) ☐
6.	Citizenship or Place of Organization: United Kingdom
Number of Shares Beneficially Owned By Each Reporting Person With:	7.	Sole Voting Power: 0
8.

Shared Voting Power:

40,677,350.00 shares of Common Stock issuable upon conversion of 137,298 shares of Issuer’s 10% Series A Redeemable Convertible Participating Perpetual Preferred Stock and 37,702 shares of Issuer’s 10% Series B Redeemable Conditional Convertible Participating Perpetual Preferred Stock

	9.	Sole Dispositive Power: 0
10.

Shared Dispositive Power:

40,677,350.00 shares of Common Stock issuable upon conversion of 137,298 shares of Issuer’s 10% Series A Redeemable Convertible Participating Perpetual Preferred Stock and 37,702 shares of Issuer’s 10% Series B Redeemable Conditional Convertible Participating Perpetual Preferred Stock

11.

Aggregate Amount Beneficially Owned by Each Reporting Person:

40,677,350.00 shares of Common Stock issuable upon conversion of 137,298 shares of Issuer’s 10% Series A Redeemable Convertible Participating Perpetual Preferred Stock and 37,702 shares of Issuer’s 10% Series B Redeemable Conditional Convertible Participating Perpetual Preferred Stock[1]

12.	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares ☐
13.	Percent of Class Represented by Amount in Row (11): 12.4%[1]
14.	Type of Reporting Person: PN2

[1]	See Items 5 and 6 of Schedule 13D and the Series A CoD and the Series B CoD filed as Exhibit 7.4 and Exhibit 7.5, respectively, to Schedule 13D and incorporated herein by reference.
[2]	BC European Capital VIII-23 is a United Kingdom limited partnership.

SCHEDULE 13D

CUSIP No. 676220106

1.	Name of Reporting Persons: BC European Capital VIII-24
2.	Check the Appropriate Box if a Member of Group (See Instructions) (a) ☒ (b) ☐
3.	SEC Use Only:
4.	Source of Funds: OO
5.	Check Box if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e) ☐
6.	Citizenship or Place of Organization: United Kingdom
Number of Shares Beneficially Owned By Each Reporting Person With:	7.	Sole Voting Power: 0
8.

Shared Voting Power:

40,677,350.00 shares of Common Stock issuable upon conversion of 137,298 shares of Issuer’s 10% Series A Redeemable Convertible Participating Perpetual Preferred Stock and 37,702 shares of Issuer’s 10% Series B Redeemable Conditional Convertible Participating Perpetual Preferred Stock

	9.	Sole Dispositive Power: 0
10.

Shared Dispositive Power:

40,677,350.00 shares of Common Stock issuable upon conversion of 137,298 shares of Issuer’s 10% Series A Redeemable Convertible Participating Perpetual Preferred Stock and 37,702 shares of Issuer’s 10% Series B Redeemable Conditional Convertible Participating Perpetual Preferred Stock

11.

Aggregate Amount Beneficially Owned by Each Reporting Person:

40,677,350.00 shares of Common Stock issuable upon conversion of 137,298 shares of Issuer’s 10% Series A Redeemable Convertible Participating Perpetual Preferred Stock and 37,702 shares of Issuer’s 10% Series B Redeemable Conditional Convertible Participating Perpetual Preferred Stock[1]

12.	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares ☐
13.	Percent of Class Represented by Amount in Row (11): 12.4%[1]
14.	Type of Reporting Person: PN2

[1]	See Items 5 and 6 of Schedule 13D and the Series A CoD and the Series B CoD filed as Exhibit 7.4 and Exhibit 7.5, respectively, to Schedule 13D and incorporated herein by reference.
[2]	BC European Capital VIII-24 is a United Kingdom limited partnership.

SCHEDULE 13D

CUSIP No. 676220106

1.	Name of Reporting Persons: BC European Capital VIII-25
2.	Check the Appropriate Box if a Member of Group (See Instructions) (a) ☒ (b) ☐
3.	SEC Use Only:
4.	Source of Funds: OO
5.	Check Box if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e) ☐
6.	Citizenship or Place of Organization: United Kingdom
Number of Shares Beneficially Owned By Each Reporting Person With:	7.	Sole Voting Power: 0
8.

Shared Voting Power:

40,677,350.00 shares of Common Stock issuable upon conversion of 137,298 shares of Issuer’s 10% Series A Redeemable Convertible Participating Perpetual Preferred Stock and 37,702 shares of Issuer’s 10% Series B Redeemable Conditional Convertible Participating Perpetual Preferred Stock

	9.	Sole Dispositive Power: 0
10.

Shared Dispositive Power:

40,677,350.00 shares of Common Stock issuable upon conversion of 137,298 shares of Issuer’s 10% Series A Redeemable Convertible Participating Perpetual Preferred Stock and 37,702 shares of Issuer’s 10% Series B Redeemable Conditional Convertible Participating Perpetual Preferred Stock

11.

Aggregate Amount Beneficially Owned by Each Reporting Person:

40,677,350.00 shares of Common Stock issuable upon conversion of 137,298 shares of Issuer’s 10% Series A Redeemable Convertible Participating Perpetual Preferred Stock and 37,702 shares of Issuer’s 10% Series B Redeemable Conditional Convertible Participating Perpetual Preferred Stock[1]

12.	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares ☐
13.	Percent of Class Represented by Amount in Row (11): 12.4%[1]
14.	Type of Reporting Person: PN2

[1]	See Items 5 and 6 of Schedule 13D and the Series A CoD and the Series B CoD filed as Exhibit 7.4 and Exhibit 7.5, respectively, to Schedule 13D and incorporated herein by reference.
[2]	BC European Capital VIII-25 is a United Kingdom limited partnership.

SCHEDULE 13D

CUSIP No. 676220106

1.	Name of Reporting Persons: BC European Capital VIII-26
2.	Check the Appropriate Box if a Member of Group (See Instructions) (a) ☒ (b) ☐
3.	SEC Use Only:
4.	Source of Funds: OO
5.	Check Box if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e) ☐
6.	Citizenship or Place of Organization: United Kingdom
Number of Shares Beneficially Owned By Each Reporting Person With:	7.	Sole Voting Power: 0
8.

Shared Voting Power:

40,677,350.00 shares of Common Stock issuable upon conversion of 137,298 shares of Issuer’s 10% Series A Redeemable Convertible Participating Perpetual Preferred Stock and 37,702 shares of Issuer’s 10% Series B Redeemable Conditional Convertible Participating Perpetual Preferred Stock

	9.	Sole Dispositive Power: 0
10.

Shared Dispositive Power:

40,677,350.00 shares of Common Stock issuable upon conversion of 137,298 shares of Issuer’s 10% Series A Redeemable Convertible Participating Perpetual Preferred Stock and 37,702 shares of Issuer’s 10% Series B Redeemable Conditional Convertible Participating Perpetual Preferred Stock

11.

Aggregate Amount Beneficially Owned by Each Reporting Person:

40,677,350.00 shares of Common Stock issuable upon conversion of 137,298 shares of Issuer’s 10% Series A Redeemable Convertible Participating Perpetual Preferred Stock and 37,702 shares of Issuer’s 10% Series B Redeemable Conditional Convertible Participating Perpetual Preferred Stock[1]

12.	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares ☐
13.	Percent of Class Represented by Amount in Row (11): 12.4%[1]
14.	Type of Reporting Person: PN2

[1]	See Items 5 and 6 of Schedule 13D and the Series A CoD and the Series B CoD filed as Exhibit 7.4 and Exhibit 7.5, respectively, to Schedule 13D and incorporated herein by reference.
[2]	BC European Capital VIII-26 is a United Kingdom limited partnership.

SCHEDULE 13D

CUSIP No. 676220106

1.	Name of Reporting Persons: BC European Capital VIII-27
2.	Check the Appropriate Box if a Member of Group (See Instructions) (a) ☒ (b) ☐
3.	SEC Use Only:
4.	Source of Funds: OO
5.	Check Box if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e) ☐
6.	Citizenship or Place of Organization: United Kingdom
Number of Shares Beneficially Owned By Each Reporting Person With:	7.	Sole Voting Power: 0
8.

Shared Voting Power:

40,677,350.00 shares of Common Stock issuable upon conversion of 137,298 shares of Issuer’s 10% Series A Redeemable Convertible Participating Perpetual Preferred Stock and 37,702 shares of Issuer’s 10% Series B Redeemable Conditional Convertible Participating Perpetual Preferred Stock

	9.	Sole Dispositive Power: 0
10.

Shared Dispositive Power:

40,677,350.00 shares of Common Stock issuable upon conversion of 137,298 shares of Issuer’s 10% Series A Redeemable Convertible Participating Perpetual Preferred Stock and 37,702 shares of Issuer’s 10% Series B Redeemable Conditional Convertible Participating Perpetual Preferred Stock

11.

Aggregate Amount Beneficially Owned by Each Reporting Person:

40,677,350.00 shares of Common Stock issuable upon conversion of 137,298 shares of Issuer’s 10% Series A Redeemable Convertible Participating Perpetual Preferred Stock and 37,702 shares of Issuer’s 10% Series B Redeemable Conditional Convertible Participating Perpetual Preferred Stock[1]

12.	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares ☐
13.	Percent of Class Represented by Amount in Row (11): 12.4%[1]
14.	Type of Reporting Person: PN2

[1]	See Items 5 and 6 of Schedule 13D and the Series A CoD and the Series B CoD filed as Exhibit 7.4 and Exhibit 7.5, respectively, to Schedule 13D and incorporated herein by reference.
[2]	BC European Capital VIII-27 is a United Kingdom limited partnership.

SCHEDULE 13D

CUSIP No. 676220106

1.	Name of Reporting Persons: BC European Capital VIII-28
2.	Check the Appropriate Box if a Member of Group (See Instructions) (a) ☒ (b) ☐
3.	SEC Use Only:
4.	Source of Funds: OO
5.	Check Box if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e) ☐
6.	Citizenship or Place of Organization: United Kingdom
Number of Shares Beneficially Owned By Each Reporting Person With:	7.	Sole Voting Power: 0
8.

Shared Voting Power:

40,677,350.00 shares of Common Stock issuable upon conversion of 137,298 shares of Issuer’s 10% Series A Redeemable Convertible Participating Perpetual Preferred Stock and 37,702 shares of Issuer’s 10% Series B Redeemable Conditional Convertible Participating Perpetual Preferred Stock

	9.	Sole Dispositive Power: 0
10.

Shared Dispositive Power:

40,677,350.00 shares of Common Stock issuable upon conversion of 137,298 shares of Issuer’s 10% Series A Redeemable Convertible Participating Perpetual Preferred Stock and 37,702 shares of Issuer’s 10% Series B Redeemable Conditional Convertible Participating Perpetual Preferred Stock

11.

Aggregate Amount Beneficially Owned by Each Reporting Person:

40,677,350.00 shares of Common Stock issuable upon conversion of 137,298 shares of Issuer’s 10% Series A Redeemable Convertible Participating Perpetual Preferred Stock and 37,702 shares of Issuer’s 10% Series B Redeemable Conditional Convertible Participating Perpetual Preferred Stock[1]

12.	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares ☐
13.	Percent of Class Represented by Amount in Row (11): 12.4%[1]
14.	Type of Reporting Person: PN2

[1]	See Items 5 and 6 of Schedule 13D and the Series A CoD and the Series B CoD filed as Exhibit 7.4 and Exhibit 7.5, respectively, to Schedule 13D and incorporated herein by reference.
[2]	BC European Capital VIII-28 is a United Kingdom limited partnership.

SCHEDULE 13D

CUSIP No. 676220106

1.	Name of Reporting Persons: BC European Capital VIII-29
2.	Check the Appropriate Box if a Member of Group (See Instructions) (a) ☒ (b) ☐
3.	SEC Use Only:
4.	Source of Funds: OO
5.	Check Box if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e) ☐
6.	Citizenship or Place of Organization: United Kingdom
Number of Shares Beneficially Owned By Each Reporting Person With:	7.	Sole Voting Power: 0
8.

Shared Voting Power:

40,677,350.00 shares of Common Stock issuable upon conversion of 137,298 shares of Issuer’s 10% Series A Redeemable Convertible Participating Perpetual Preferred Stock and 37,702 shares of Issuer’s 10% Series B Redeemable Conditional Convertible Participating Perpetual Preferred Stock

	9.	Sole Dispositive Power: 0
10.

Shared Dispositive Power:

40,677,350.00 shares of Common Stock issuable upon conversion of 137,298 shares of Issuer’s 10% Series A Redeemable Convertible Participating Perpetual Preferred Stock and 37,702 shares of Issuer’s 10% Series B Redeemable Conditional Convertible Participating Perpetual Preferred Stock

11.

Aggregate Amount Beneficially Owned by Each Reporting Person:

40,677,350.00 shares of Common Stock issuable upon conversion of 137,298 shares of Issuer’s 10% Series A Redeemable Convertible Participating Perpetual Preferred Stock and 37,702 shares of Issuer’s 10% Series B Redeemable Conditional Convertible Participating Perpetual Preferred Stock[1]

12.	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares ☐
13.	Percent of Class Represented by Amount in Row (11): 12.4%[1]
14.	Type of Reporting Person: PN2

[1]	See Items 5 and 6 of Schedule 13D and the Series A CoD and the Series B CoD filed as Exhibit 7.4 and Exhibit 7.5, respectively, to Schedule 13D and incorporated herein by reference.
[2]	BC European Capital VIII-29 is a United Kingdom limited partnership.

SCHEDULE 13D

CUSIP No. 676220106

1.	Name of Reporting Persons: BC European Capital VIII-30
2.	Check the Appropriate Box if a Member of Group (See Instructions) (a) ☒ (b) ☐
3.	SEC Use Only:
4.	Source of Funds: OO
5.	Check Box if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e) ☐
6.	Citizenship or Place of Organization: United Kingdom
Number of Shares Beneficially Owned By Each Reporting Person With:	7.	Sole Voting Power: 0
8.

Shared Voting Power:

40,677,350.00 shares of Common Stock issuable upon conversion of 137,298 shares of Issuer’s 10% Series A Redeemable Convertible Participating Perpetual Preferred Stock and 37,702 shares of Issuer’s 10% Series B Redeemable Conditional Convertible Participating Perpetual Preferred Stock

	9.	Sole Dispositive Power: 0
10.

Shared Dispositive Power:

40,677,350.00 shares of Common Stock issuable upon conversion of 137,298 shares of Issuer’s 10% Series A Redeemable Convertible Participating Perpetual Preferred Stock and 37,702 shares of Issuer’s 10% Series B Redeemable Conditional Convertible Participating Perpetual Preferred Stock

11.

Aggregate Amount Beneficially Owned by Each Reporting Person:

40,677,350.00 shares of Common Stock issuable upon conversion of 137,298 shares of Issuer’s 10% Series A Redeemable Convertible Participating Perpetual Preferred Stock and 37,702 shares of Issuer’s 10% Series B Redeemable Conditional Convertible Participating Perpetual Preferred Stock[1]

12.	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares ☐
13.	Percent of Class Represented by Amount in Row (11): 12.4%[1]
14.	Type of Reporting Person: PN2

[1]	See Items 5 and 6 of Schedule 13D and the Series A CoD and the Series B CoD filed as Exhibit 7.4 and Exhibit 7.5, respectively, to Schedule 13D and incorporated herein by reference.
[2]	BC European Capital VIII-30 is a United Kingdom limited partnership.

SCHEDULE 13D

CUSIP No. 676220106

1.	Name of Reporting Persons: BC European Capital VIII-31
2.	Check the Appropriate Box if a Member of Group (See Instructions) (a) ☒ (b) ☐
3.	SEC Use Only:
4.	Source of Funds: OO
5.	Check Box if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e) ☐
6.	Citizenship or Place of Organization: United Kingdom
Number of Shares Beneficially Owned By Each Reporting Person With:	7.	Sole Voting Power: 0
8.

Shared Voting Power:

40,677,350.00 shares of Common Stock issuable upon conversion of 137,298 shares of Issuer’s 10% Series A Redeemable Convertible Participating Perpetual Preferred Stock and 37,702 shares of Issuer’s 10% Series B Redeemable Conditional Convertible Participating Perpetual Preferred Stock

	9.	Sole Dispositive Power: 0
10.

Shared Dispositive Power:

40,677,350.00 shares of Common Stock issuable upon conversion of 137,298 shares of Issuer’s 10% Series A Redeemable Convertible Participating Perpetual Preferred Stock and 37,702 shares of Issuer’s 10% Series B Redeemable Conditional Convertible Participating Perpetual Preferred Stock

11.

Aggregate Amount Beneficially Owned by Each Reporting Person:

40,677,350.00 shares of Common Stock issuable upon conversion of 137,298 shares of Issuer’s 10% Series A Redeemable Convertible Participating Perpetual Preferred Stock and 37,702 shares of Issuer’s 10% Series B Redeemable Conditional Convertible Participating Perpetual Preferred Stock[1]

12.	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares ☐
13.	Percent of Class Represented by Amount in Row (11): 12.4%[1]
14.	Type of Reporting Person: PN2

[1]	See Items 5 and 6 of Schedule 13D and the Series A CoD and the Series B CoD filed as Exhibit 7.4 and Exhibit 7.5, respectively, to Schedule 13D and incorporated herein by reference.
[2]	BC European Capital VIII-31 is a United Kingdom limited partnership.

SCHEDULE 13D

CUSIP No. 676220106

1.	Name of Reporting Persons: BC European Capital VIII-32
2.	Check the Appropriate Box if a Member of Group (See Instructions) (a) ☒ (b) ☐
3.	SEC Use Only:
4.	Source of Funds: OO
5.	Check Box if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e) ☐
6.	Citizenship or Place of Organization: United Kingdom
Number of Shares Beneficially Owned By Each Reporting Person With:	7.	Sole Voting Power: 0
8.

Shared Voting Power:

40,677,350.00 shares of Common Stock issuable upon conversion of 137,298 shares of Issuer’s 10% Series A Redeemable Convertible Participating Perpetual Preferred Stock and 37,702 shares of Issuer’s 10% Series B Redeemable Conditional Convertible Participating Perpetual Preferred Stock

	9.	Sole Dispositive Power: 0
10.

Shared Dispositive Power:

40,677,350.00 shares of Common Stock issuable upon conversion of 137,298 shares of Issuer’s 10% Series A Redeemable Convertible Participating Perpetual Preferred Stock and 37,702 shares of Issuer’s 10% Series B Redeemable Conditional Convertible Participating Perpetual Preferred Stock

11.

Aggregate Amount Beneficially Owned by Each Reporting Person:

40,677,350.00 shares of Common Stock issuable upon conversion of 137,298 shares of Issuer’s 10% Series A Redeemable Convertible Participating Perpetual Preferred Stock and 37,702 shares of Issuer’s 10% Series B Redeemable Conditional Convertible Participating Perpetual Preferred Stock[1]

12.	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares ☐
13.	Percent of Class Represented by Amount in Row (11): 12.4%[1]
14.	Type of Reporting Person: PN2

[1]	See Items 5 and 6 of Schedule 13D and the Series A CoD and the Series B CoD filed as Exhibit 7.4 and Exhibit 7.5, respectively, to Schedule 13D and incorporated herein by reference.
[2]	BC European Capital VIII-32 is a United Kingdom limited partnership.

SCHEDULE 13D

CUSIP No. 676220106

1.	Name of Reporting Persons: BC European Capital VIII-33
2.	Check the Appropriate Box if a Member of Group (See Instructions) (a) ☒ (b) ☐
3.	SEC Use Only:
4.	Source of Funds: OO
5.	Check Box if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e) ☐
6.	Citizenship or Place of Organization: United Kingdom
Number of Shares Beneficially Owned By Each Reporting Person With:	7.	Sole Voting Power: 0
8.

Shared Voting Power:

40,677,350.00 shares of Common Stock issuable upon conversion of 137,298 shares of Issuer’s 10% Series A Redeemable Convertible Participating Perpetual Preferred Stock and 37,702 shares of Issuer’s 10% Series B Redeemable Conditional Convertible Participating Perpetual Preferred Stock

	9.	Sole Dispositive Power: 0
10.

Shared Dispositive Power:

40,677,350.00 shares of Common Stock issuable upon conversion of 137,298 shares of Issuer’s 10% Series A Redeemable Convertible Participating Perpetual Preferred Stock and 37,702 shares of Issuer’s 10% Series B Redeemable Conditional Convertible Participating Perpetual Preferred Stock

11.

Aggregate Amount Beneficially Owned by Each Reporting Person:

40,677,350.00 shares of Common Stock issuable upon conversion of 137,298 shares of Issuer’s 10% Series A Redeemable Convertible Participating Perpetual Preferred Stock and 37,702 shares of Issuer’s 10% Series B Redeemable Conditional Convertible Participating Perpetual Preferred Stock[1]

12.	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares ☐
13.	Percent of Class Represented by Amount in Row (11): 12.4%[1]
14.	Type of Reporting Person: PN2

[1]	See Items 5 and 6 of Schedule 13D and the Series A CoD and the Series B CoD filed as Exhibit 7.4 and Exhibit 7.5, respectively, to Schedule 13D and incorporated herein by reference.
[2]	BC European Capital VIII-33 is a United Kingdom limited partnership.

SCHEDULE 13D

CUSIP No. 676220106

1.	Name of Reporting Persons: BC European Capital VIII-34
2.	Check the Appropriate Box if a Member of Group (See Instructions) (a) ☒ (b) ☐
3.	SEC Use Only:
4.	Source of Funds: OO
5.	Check Box if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e) ☐
6.	Citizenship or Place of Organization: United Kingdom
Number of Shares Beneficially Owned By Each Reporting Person With:	7.	Sole Voting Power: 0
8.

Shared Voting Power:

40,677,350.00 shares of Common Stock issuable upon conversion of 137,298 shares of Issuer’s 10% Series A Redeemable Convertible Participating Perpetual Preferred Stock and 37,702 shares of Issuer’s 10% Series B Redeemable Conditional Convertible Participating Perpetual Preferred Stock

	9.	Sole Dispositive Power: 0
10.

Shared Dispositive Power:

40,677,350.00 shares of Common Stock issuable upon conversion of 137,298 shares of Issuer’s 10% Series A Redeemable Convertible Participating Perpetual Preferred Stock and 37,702 shares of Issuer’s 10% Series B Redeemable Conditional Convertible Participating Perpetual Preferred Stock

11.

Aggregate Amount Beneficially Owned by Each Reporting Person:

40,677,350.00 shares of Common Stock issuable upon conversion of 137,298 shares of Issuer’s 10% Series A Redeemable Convertible Participating Perpetual Preferred Stock and 37,702 shares of Issuer’s 10% Series B Redeemable Conditional Convertible Participating Perpetual Preferred Stock[1]

12.	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares ☐
13.	Percent of Class Represented by Amount in Row (11): 12.4%[1]
14.	Type of Reporting Person: PN2

[1]	See Items 5 and 6 of Schedule 13D and the Series A CoD and the Series B CoD filed as Exhibit 7.4 and Exhibit 7.5, respectively, to Schedule 13D and incorporated herein by reference.
[2]	BC European Capital VIII-34 is a United Kingdom limited partnership.

SCHEDULE 13D

CUSIP No. 676220106

1.	Name of Reporting Persons: BC European Capital VIII-35 SC
2.	Check the Appropriate Box if a Member of Group (See Instructions) (a) ☒ (b) ☐
3.	SEC Use Only:
4.	Source of Funds: OO
5.	Check Box if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e) ☐
6.	Citizenship or Place of Organization: France
Number of Shares Beneficially Owned By Each Reporting Person With:	7.	Sole Voting Power: 0
8.

Shared Voting Power:

40,677,350.00 shares of Common Stock issuable upon conversion of 137,298 shares of Issuer’s 10% Series A Redeemable Convertible Participating Perpetual Preferred Stock and 37,702 shares of Issuer’s 10% Series B Redeemable Conditional Convertible Participating Perpetual Preferred Stock

	9.	Sole Dispositive Power: 0
10.

Shared Dispositive Power:

40,677,350.00 shares of Common Stock issuable upon conversion of 137,298 shares of Issuer’s 10% Series A Redeemable Convertible Participating Perpetual Preferred Stock and 37,702 shares of Issuer’s 10% Series B Redeemable Conditional Convertible Participating Perpetual Preferred Stock

11.

Aggregate Amount Beneficially Owned by Each Reporting Person:

40,677,350.00 shares of Common Stock issuable upon conversion of 137,298 shares of Issuer’s 10% Series A Redeemable Convertible Participating Perpetual Preferred Stock and 37,702 shares of Issuer’s 10% Series B Redeemable Conditional Convertible Participating Perpetual Preferred Stock[1]

12.	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares ☐
13.	Percent of Class Represented by Amount in Row (11): 12.4%[1]
14.	Type of Reporting Person: OO2

[1]	See Items 5 and 6 of Schedule 13D and the Series A CoD and the Series B CoD filed as Exhibit 7.4 and Exhibit 7.5, respectively, to Schedule 13D and incorporated herein by reference.
[2]	BC European Capital VIII-35 SC is a Société Civiles organized under the laws of France.

SCHEDULE 13D

CUSIP No. 676220106

1.	Name of Reporting Persons: BC European Capital VIII-36 SC
2.	Check the Appropriate Box if a Member of Group (See Instructions) (a) ☒ (b) ☐
3.	SEC Use Only:
4.	Source of Funds: OO
5.	Check Box if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e) ☐
6.	Citizenship or Place of Organization: France
Number of Shares Beneficially Owned By Each Reporting Person With:	7.	Sole Voting Power: 0
8.

Shared Voting Power:

40,677,350.00 shares of Common Stock issuable upon conversion of 137,298 shares of Issuer’s 10% Series A Redeemable Convertible Participating Perpetual Preferred Stock and 37,702 shares of Issuer’s 10% Series B Redeemable Conditional Convertible Participating Perpetual Preferred Stock

	9.	Sole Dispositive Power: 0
10.

Shared Dispositive Power:

40,677,350.00 shares of Common Stock issuable upon conversion of 137,298 shares of Issuer’s 10% Series A Redeemable Convertible Participating Perpetual Preferred Stock and 37,702 shares of Issuer’s 10% Series B Redeemable Conditional Convertible Participating Perpetual Preferred Stock

11.

Aggregate Amount Beneficially Owned by Each Reporting Person:

40,677,350.00 shares of Common Stock issuable upon conversion of 137,298 shares of Issuer’s 10% Series A Redeemable Convertible Participating Perpetual Preferred Stock and 37,702 shares of Issuer’s 10% Series B Redeemable Conditional Convertible Participating Perpetual Preferred Stock[1]

12.	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares ☐
13.	Percent of Class Represented by Amount in Row (11): 12.4%[1]
14.	Type of Reporting Person: OO2

[1]	See Items 5 and 6 of Schedule 13D and the Series A CoD and the Series B CoD filed as Exhibit 7.4 and Exhibit 7.5, respectively, to Schedule 13D and incorporated herein by reference.
[2]	BC European Capital VIII-36 SC is a Société Civiles organized under the laws of France.

SCHEDULE 13D

CUSIP No. 676220106

1.	Name of Reporting Persons: BC European Capital VIII-37
2.	Check the Appropriate Box if a Member of Group (See Instructions) (a) ☒ (b) ☐
3.	SEC Use Only:
4.	Source of Funds: OO
5.	Check Box if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e) ☐
6.	Citizenship or Place of Organization: United Kingdom
Number of Shares Beneficially Owned By Each Reporting Person With:	7.	Sole Voting Power: 0
8.

Shared Voting Power:

40,677,350.00 shares of Common Stock issuable upon conversion of 137,298 shares of Issuer’s 10% Series A Redeemable Convertible Participating Perpetual Preferred Stock and 37,702 shares of Issuer’s 10% Series B Redeemable Conditional Convertible Participating Perpetual Preferred Stock

	9.	Sole Dispositive Power: 0
10.

Shared Dispositive Power:

40,677,350.00 shares of Common Stock issuable upon conversion of 137,298 shares of Issuer’s 10% Series A Redeemable Convertible Participating Perpetual Preferred Stock and 37,702 shares of Issuer’s 10% Series B Redeemable Conditional Convertible Participating Perpetual Preferred Stock

11.

Aggregate Amount Beneficially Owned by Each Reporting Person:

40,677,350.00 shares of Common Stock issuable upon conversion of 137,298 shares of Issuer’s 10% Series A Redeemable Convertible Participating Perpetual Preferred Stock and 37,702 shares of Issuer’s 10% Series B Redeemable Conditional Convertible Participating Perpetual Preferred Stock[1]

12.	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares ☐
13.	Percent of Class Represented by Amount in Row (11): 12.4%[1]
14.	Type of Reporting Person: PN2

[1]	See Items 5 and 6 of Schedule 13D and the Series A CoD and the Series B CoD filed as Exhibit 7.4 and Exhibit 7.5, respectively, to Schedule 13D and incorporated herein by reference.
[2]	BC European Capital VIII-37 is a United Kingdom limited partnership.

SCHEDULE 13D

CUSIP No. 676220106

1.	Name of Reporting Persons: BC European Capital VIII-38 SC
2.	Check the Appropriate Box if a Member of Group (See Instructions) (a) ☒ (b) ☐
3.	SEC Use Only:
4.	Source of Funds: OO
5.	Check Box if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e) ☐
6.	Citizenship or Place of Organization: France
Number of Shares Beneficially Owned By Each Reporting Person With:	7.	Sole Voting Power: 0
8.

Shared Voting Power:

40,677,350.00 shares of Common Stock issuable upon conversion of 137,298 shares of Issuer’s 10% Series A Redeemable Convertible Participating Perpetual Preferred Stock and 37,702 shares of Issuer’s 10% Series B Redeemable Conditional Convertible Participating Perpetual Preferred Stock

	9.	Sole Dispositive Power: 0
10.

Shared Dispositive Power:

40,677,350.00 shares of Common Stock issuable upon conversion of 137,298 shares of Issuer’s 10% Series A Redeemable Convertible Participating Perpetual Preferred Stock and 37,702 shares of Issuer’s 10% Series B Redeemable Conditional Convertible Participating Perpetual Preferred Stock

11.

Aggregate Amount Beneficially Owned by Each Reporting Person:

40,677,350.00 shares of Common Stock issuable upon conversion of 137,298 shares of Issuer’s 10% Series A Redeemable Convertible Participating Perpetual Preferred Stock and 37,702 shares of Issuer’s 10% Series B Redeemable Conditional Convertible Participating Perpetual Preferred Stock[1]

12.	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares ☐
13.	Percent of Class Represented by Amount in Row (11): 12.4%[1]
14.	Type of Reporting Person: OO2

[1]	See Items 5 and 6 of Schedule 13D and the Series A CoD and the Series B CoD filed as Exhibit 7.4 and Exhibit 7.5, respectively, to Schedule 13D and incorporated herein by reference.
[2]	BC European Capital VIII-38 SC is a Société Civiles organized under the laws of France.

SCHEDULE 13D

CUSIP No. 676220106

1.	Name of Reporting Persons: BC European Capital VIII-39 SC
2.	Check the Appropriate Box if a Member of Group (See Instructions) (a) ☒ (b) ☐
3.	SEC Use Only:
4.	Source of Funds: OO
5.	Check Box if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e) ☐
6.	Citizenship or Place of Organization: France
Number of Shares Beneficially Owned By Each Reporting Person With:	7.	Sole Voting Power: 0
8.

Shared Voting Power:

40,677,350.00 shares of Common Stock issuable upon conversion of 137,298 shares of Issuer’s 10% Series A Redeemable Convertible Participating Perpetual Preferred Stock and 37,702 shares of Issuer’s 10% Series B Redeemable Conditional Convertible Participating Perpetual Preferred Stock

	9.	Sole Dispositive Power: 0
10.

Shared Dispositive Power:

40,677,350.00 shares of Common Stock issuable upon conversion of 137,298 shares of Issuer’s 10% Series A Redeemable Convertible Participating Perpetual Preferred Stock and 37,702 shares of Issuer’s 10% Series B Redeemable Conditional Convertible Participating Perpetual Preferred Stock

11.

Aggregate Amount Beneficially Owned by Each Reporting Person:

40,677,350.00 shares of Common Stock issuable upon conversion of 137,298 shares of Issuer’s 10% Series A Redeemable Convertible Participating Perpetual Preferred Stock and 37,702 shares of Issuer’s 10% Series B Redeemable Conditional Convertible Participating Perpetual Preferred Stock[1]

12.	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares ☐
13.	Percent of Class Represented by Amount in Row (11): 12.4%[1]
14.	Type of Reporting Person: OO2

[1]	See Items 5 and 6 of Schedule 13D and the Series A CoD and the Series B CoD filed as Exhibit 7.4 and Exhibit 7.5, respectively, to Schedule 13D and incorporated herein by reference.
[2]	BC European Capital VIII-39 SC is a Société Civiles organized under the laws of France.

EXPLANATORY NOTE

This Amendment No. 2 to Schedule 13D (the “Amendment”) amends and supplements the Schedule 13D originally filed with the United States Securities and Exchange Commission on July 2, 2009 as amended by Amendment No. 1 to Schedule 13D originally filed with the United States Securities and Exchange Commission on February 21, 2013 (the “Existing Schedule 13D” and, together with this Amendment, “Schedule 13D”).

ITEM 5.	INTEREST IN SECURITIES OF THE ISSUER

Item 5(a) and (b) of the Existing Schedule 13D is amended and restated in its entirety by the following information:

As contemplated by the Voting Agreement described in Item 4 of Schedule 13D, on July 11, 2013 (the “Redemption Date”), the Issuer redeemed an aggregate of 137,298 shares of the Series A Preferred Stock and 37,702 shares of the Series B Preferred Stock held by the Investors (the “Redemption”) for the redemption price applicable to the Preferred Stock as of such date, as more fully described in the Certificate of Designations of the Series A Preferred Stock and the Certificate of Designations of the Series B Preferred Stock, filed as Exhibit 7.4 and Exhibit 7.5, respectively, to Schedule 13D and incorporated herein by reference and the Voting Agreement, filed as Exhibit 7.9 to Schedule 13D and incorporated herein by reference.

The table below sets forth the number of shares of Series A Preferred Stock and Series B Preferred Stock, and the number of shares of Common Stock on an as converted basis, owned of record, and as may be deemed to be beneficially owned, by each Reporting Person on the Redemption Date following the Redemption.1 Each Reporting Person may be deemed to have shared voting, disposition and investment power with respect to 40,677,350.00 shares of Common Stock issuable upon the conversion of 137,298 shares of Series A Preferred Stock and 37,702 Series B Preferred Stock owned by itself and/or the other Reporting Persons. Each Reporting Person, however, disclaims beneficial ownership with respect to any shares of stock owned by the other Reporting Persons. None of the Reporting Persons own any shares over which it has sole voting, disposition or investment power.

[1]	The conversion calculations in the table below are based upon (i) 286,084,034 of Common Stock issued and outstanding as reported in the Issuer’s Quarterly Report on Form 10-Q filed on 4/30/2013 and such additional Common Stock to be issued upon the conversion of the Preferred Stock, (ii) the liquidation preference of the Preferred Stock plus all accrued and unpaid dividends not previously added to the liquidation preference of such share of Preferred Stock as of the Redemption Date and (iii) the conversion rate as of the date hereof, which is subject to change as set forth in Item 6 of Schedule 13D and the Series A CoD and Series B CoD filed as Exhibits 7.4 and 7.5, respectively, to Schedule 13D and incorporated by reference hereto.

	Information Regarding Record Ownership				Information Regarding Potential Beneficial Ownership
Reporting Persons	Series A Preferred Stock	Series B Preferred Stock	Common Stock (upon conversion)	Percentage of Common Stock (upon conversion)	Series A Preferred Stock	Series B Preferred Stock	Common Stock (upon conversion)	Percentage of Common Stock (upon conversion)
LMBO Europe SAS	0.00	0.00	0.00	0.0%	137,298.00	37,702.00	40,677,350.00	12.4%
CIE Management II Limited	0.00	0.00	0.00	0.0%	137,298.00	37,702.00	40,677,350.00	12.4%
BC European Capital VIII-1	10,023.00	2,753.00	2,969,678.99	0.9%	137,298.00	37,702.00	40,677,350.00	12.4%
BC European Capital VIII-2	10,093.00	2,771.50	2,990,250.11	0.9%	137,298.00	37,702.00	40,677,350.00	12.4%
BC European Capital VIII-3	10,361.50	2,845.00	3,069,745.27	0.9%	137,298.00	37,702.00	40,677,350.00	12.4%
BC European Capital VIII-4	13,307.50	3,654.50	3,942,681.20	1.2%	137,298.00	37,702.00	40,677,350.00	12.4%
BC European Capital VIII-5	13,307.50	3,654.50	3,942,681.20	1.2%	137,298.00	37,702.00	40,677,350.00	12.4%
BC European Capital VIII-6	13,191.00	3,622.00	3,908,047.35	1.2%	137,298.00	37,702.00	40,677,350.00	12.4%
BC European Capital VIII-7	13,191.00	3,622.00	3,908,047.35	1.2%	137,298.00	37,702.00	40,677,350.00	12.4%
BC European Capital VIII-8	13,086.00	3,593.50	3,877,016.34	1.2%	137,298.00	37,702.00	40,677,350.00	12.4%
BC European Capital VIII-9	13,191.00	3,622.00	3,908,047.35	1.2%	137,298.00	37,702.00	40,677,350.00	12.4%
BC European Capital VIII-10	13,027.50	3,577.50	3,859,699.41	1.2%	137,298.00	37,702.00	40,677,350.00	12.4%
BC European Capital VIII-11	7,851.50	2,156.00	2,326,163.32	0.7%	137,298.00	37,702.00	40,677,350.00	12.4%
BC European Capital VIII-12	2,101.00	577.00	622,479.68	0.2%	137,298.00	37,702.00	40,677,350.00	12.4%
BC European Capital VIII-14	2,337.00	641.50	692,328.50	0.2%	137,298.00	37,702.00	40,677,350.00	12.4%
BC European Capital VIII-15	187.00	51.50	55,437.42	0.0%	137,298.00	37,702.00	40,677,350.00	12.4%
BC European Capital VIII-16	1,167.50	320.50	345,873.70	0.1%	137,298.00	37,702.00	40,677,350.00	12.4%
BC European Capital VIII-17	70.00	19.00	20,687.34	0.0%	137,298.00	37,702.00	40,677,350.00	12.4%
BC European Capital VIII-18	4.50	1.50	1,394.65	0.0%	137,298.00	37,702.00	40,677,350.00	12.4%
BC European Capital VIII-19	72.50	20.00	21,500.89	0.0%	137,298.00	37,702.00	40,677,350.00	12.4%
BC European Capital VIII-20	67.50	18.50	19,990.01	0.0%	137,298.00	37,702.00	40,677,350.00	12.4%

	Information Regarding Record Ownership				Information Regarding Potential Beneficial Ownership
Reporting Persons	Series A Preferred Stock	Series B Preferred Stock	Common Stock (upon conversion)	Percentage of Common Stock (upon conversion)	Series A Preferred Stock	Series B Preferred Stock	Common Stock (upon conversion)	Percentage of Common Stock (upon conversion)
BC European Capital VIII-21	30.50	8.50	9,065.24	0.0%	137,298.00	37,702.00	40,677,350.00	12.4%
BC European Capital VIII-22	35.00	9.50	10,343.67	0.0%	137,298.00	37,702.00	40,677,350.00	12.4%
BC European Capital VIII-23	23.50	6.50	6,973.26	0.0%	137,298.00	37,702.00	40,677,350.00	12.4%
BC European Capital VIII-24	18.50	5.00	5,462.39	0.0%	137,298.00	37,702.00	40,677,350.00	12.4%
BC European Capital VIII-25	23.50	6.50	6,973.26	0.0%	137,298.00	37,702.00	40,677,350.00	12.4%
BC European Capital VIII-26	373.50	102.50	110,642.39	0.0%	137,298.00	37,702.00	40,677,350.00	12.4%
BC European Capital VIII-27	21.00	6.00	6,275.93	0.0%	137,298.00	37,702.00	40,677,350.00	12.4%
BC European Capital VIII-28	11.50	3.00	3,370.41	0.0%	137,298.00	37,702.00	40,677,350.00	12.4%
BC European Capital VIII-29	11.50	3.00	3,370.41	0.0%	137,298.00	37,702.00	40,677,350.00	12.4%
BC European Capital VIII-30	11.50	3.00	3,370.41	0.0%	137,298.00	37,702.00	40,677,350.00	12.4%
BC European Capital VIII-31	4.50	1.50	1,394.65	0.0%	137,298.00	37,702.00	40,677,350.00	12.4%
BC European Capital VIII-32	7.00	2.00	2,091.98	0.0%	137,298.00	37,702.00	40,677,350.00	12.4%
BC European Capital VIII-33	2.50	0.50	697.33	0.0%	137,298.00	37,702.00	40,677,350.00	12.4%
BC European Capital VIII-34	2.50	0.50	697.33	0.0%	137,298.00	37,702.00	40,677,350.00	12.4%
BC European Capital VIII-35 SC	70.00	19.00	20,687.34	0.0%	137,298.00	37,702.00	40,677,350.00	12.4%
BC European Capital VIII-36 SC	4.50	1.50	1,394.65	0.0%	137,298.00	37,702.00	40,677,350.00	12.4%
BC European Capital VIII-37	4.50	1.50	1,394.65	0.0%	137,298.00	37,702.00	40,677,350.00	12.4%
BC European Capital VIII-38 SC	2.50	0.50	697.33	0.0%	137,298.00	37,702.00	40,677,350.00	12.4%
BC European Capital VIII-39 SC	2.50	0.50	697.33	0.0%	137,298.00	37,702.00	40,677,350.00	12.4%

After reasonable inquiry and to the best of their knowledge and belief, each of the undersigned certifies that the information set forth in this Amendment No. 2 to Schedule 13D is true, complete and correct.

Dated as of July 12, 2013

For and on behalf of the Limited Partnerships BC European Capital VIII – 1 to 12, 14 to 34 and 37:

/S/ MATTHEW ELSTON
Name: Matthew Elston Director, CIE Management II Limited acting as General Partner of the Limited Partnerships BC European Capital VIII—1 to 12, 14 to 34 and 37

/S/ LAURENCE MCNAIRN
Name: Laurence McNairn Director, CIE Management II Limited acting as General Partner of the Limited Partnerships BC European Capital VIII—1 to 12, 14 to 34 and 37

For and on behalf of BC European Capital 35 SC, 36 SC, 38 SC and 39 SC:

/S/ MATTHEW ELSTON
Name: Matthew Elston Director, LMBO Europe SAS As Gérant to BC European Capital 35 SC, 36 SC, 38 SC and 39 SC

/S/ MIKE TWINNING
Name: Mike Twinning Director, LMBO Europe SAS As Gérant to BC European Capital 35 SC, 36 SC, 38 SC and 39 SC

Dated as of July 12, 2013

CIE Management Limited II:

/S/ MATTHEW ELSTON
Name: Matthew Elston Director, CIE Management II Limited

/S/ LAURENCE MCNAIRN
Name: Laurence McNairn Director, CIE Management II Limited

LMBO Europe SAS:

/S/ MATTHEW ELSTON
Name: Matthew Elston Director, LMBO Europe SAS

/S/ MIKE TWINNING
Name: Mike Twinning Director, LMBO Europe SAS